SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

August 22, 2003

Date of report (Date of Earliest Event Reported)

PRECISION AUTO CARE, INC.

(Exact name of Registrant as specified in Its Charter)

VIRGINIA	0-29478	54-1847851
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

748 Miller Drive, S.E., Leesburg, Virginia 20175

(Address of principal executive offices and zip code)

(703) 777-9095

Registrant’s telephone number, including area code

ITEM 5.    OTHER EVENTS.

Precision Auto Care, Inc. (PACI) Announces Preliminary FY03 Results

Today Precision Auto Care, Inc. (PACI) announced that its revenues for FY03 would be approximately $11.9 million and its profits would be approximately $10 million. “The profits are so high due to the recent debt to equity transaction which accounts for more than $9.7 million of the total bottom line profit,” said Robert Falconi, PACI CFO. Lou Brown, PACI CEO said that, “We are quite pleased that we will show operating profit for last year in addition to all the profit made from the debt to equity transaction. Furthermore, PACI should be profitable over the course of the next fiscal year as well.” However, Mr. Falconi declined to project the amount of profit for the next year saying that, “While we believe we will be profitable, there are variables that could adversely impact the bottom line. Predicting profit at this point is not something we are comfortable doing. “  Mr. Falconi also said that the year end results are expected to be released on September 27, 2003.

Cautionary Statement:  The statements in this Form 8-K contain forward-looking statements within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934.  These statements are based on the Company’s current expectations, estimates and projections.  Statements that are not historical facts are forward-looking statements and typically are identified by words like “believe,” “anticipate,” “could,” “estimate,” “expect,” “intend,” “plan,” “project,” “will” and similar terms.  These statements are not guarantees of future performance, events or results and involve potential risks and uncertainties.  Accordingly, actual results may differ from current expectations, estimates and projections.  The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Important factors that may impact the Company’s actual results include: (i) business conditions and the general economy; (ii) the federal, state and local regulatory environment; (iii) increased competitive pressure in the automotive after-market services business;  (iv) significant automotive technology advances;  (v) management’s ability to execute the Company’s business plan;  and (vi)  the Company’s ability to sell franchises in each state.  Additional information concerning risks and uncertainties that could cause actual results to differ materially from those projected or suggested in the forward-looking statements in the Company’s filings with the Securities and Exchange Commission and in its Annual Report on Form 10-K for the year ended June 30, 2002.  The forward-looking statements contained in this Form 8-K represent the Company’s judgment as of the date of this Form 8-K, and you should not unduly rely on these statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRECISION AUTO CARE, INC.

Date: August 22, 2002	By:	/s/ ROBERT R. FALCONI
	Name:	Robert R. Falconi
	Title:	Executive Vice President and Chief
Operating Officer